NUMBER 2007-01	$ 150,000.00

UNITED STATES OF AMERICA

STATE OF TEXAS

QI SYSTEMS, INC.

2006 CONVERTIBLE SUBORDINATED CAPITAL NOTE

On this date of September 5, 2006 for good and valuable consideration, QI SYSTEMS, INC., a Nevada corporation, (hereinafter collectively called the "COMPANY"), hereby grants a ten (10) day period for the below named party to enter into a subordinated Capital Note loan agreement with the COMPANY as follows:

Name:	Scott and Kymberly Sabins
Address:	3919 Calle Ariana
City:	San Clemente	State/Prov:	CA	Zip/Postal:	92672	Country:	USA

or registered assigns (hereafter called the “Holder”), agrees to loan the COMPANY, in legal tender of the United States of America, the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), with interest at the rate of ten percent (10%) calculated annually from September 7, 2006 (“date of issuance”) of this Capital Note to the earlier of maturity or payment in full if paid before maturity. The date of issuance shall be the last day the Holder has to deliver the principal sum to the Company in a form (wire transfer or certified check made out to “QI Systems, Inc.”) which the Company shall deposit into their bank account(s), such delivery giving effect to this Capital Note agreement as defined herein.

Unless this Capital Note has been converted, as provided below, the principal sum remaining and all accrued interest thereon shall be due and payable, in full, five (5) years from the date of issuance (the “maturity date”).

All payments shall be paid to the registered owner of this Capital Note as of the date of payment and no proration shall be required.

The indebtedness of the COMPANY evidenced by this Capital Note, including the principal and any interest thereon, shall be subordinate and junior in right of payment of its obligations to its other creditors, whether now outstanding or hereafter incurred, (except as to any obligation of the COMPANY ranking on a parity with or junior to this Capital Note) so that in case of any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities, or similar proceedings relating to the COMPANY or any liquidation or winding-up of the COMPANY, whether voluntary or involuntary, all such obligations (other than those above excepted) shall be entitled to be paid in full before any payment shall be made on account of the principal of, or interest on, this Capital Note. In the event of any such proceeding, after payment in full of all sums owing with respect of such prior obligations, the Holder of this Capital Note, together with the holders of any obligations of the COMPANY ranking on a parity with this Capital Note, shall be entitled to be paid from the remaining assets of the COMPANY the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock of the COMPANY or any obligations of the COMPANY ranking junior to this Capital Note. Subject to the payment in full of all such prior obligations, the Holder of this Capital Note shall be subrogated to the rights of the holders of such prior obligations to receive payments or distributions of cash, property or securities of the COMPANY applicable to such prior obligations.

Upon the occurrence and continuance of default, the principal of this Capital Note may be declared due and payable prior to its regular maturity. The COMPANY shall be in default under this INSTRUMENT upon the happening of any of the following events or conditions:

(a) Failure or omission(s) to pay, or other delinquency in the payment of, any interest upon this Capital Note as and when the same shall become due and payable, and continuance of such delinquency for a period of thirty (30) days; or
(b) Failure or omission(s) to pay, or other default in the payment of the principal of this Capital Note as and when the same shall become due and payable either upon redemption, by declaration or otherwise; or
(c) If the COMPANY becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors, or a proceeding is instituted by or against the COMPANY alleging that the COMPANY is insolvent or unable to pay its debts as they mature and such proceeding remains undismissed for ninety (90) days; or
(d) Failure on the part of the COMPANY duly to observe or perform any of the covenants or agreements on the part of the COMPANY contained in this Capital Note for a period of ninety (90) days after the date on which the earliest written notice of such failure, requiring the COMPANY to remedy the same, shall have been given to the COMPANY by the Holder; or
(e) If the COMPANY shall, on a petition in bankruptcy or reorganization filed against it, be adjudicated a bankrupt, or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the COMPANY, a receiver of the COMPANY or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the COMPANY under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such adjudication, order, or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof. If the COMPANY shall default, as defined herein, then and in each and every such case, unless the principal of this Capital Note shall have already become due and payable, the Holder, by notice in writing to the COMPANY, may declare the principal of this Capital Note to be due and payable immediately, and upon such declaration the same shall become and shall be immediately due and payable, anything in this Capital Note contained to the contrary notwithstanding.

Capital Note Convertibility Options and Conditions:

The Holder of this Capital Note shall have the right, at any time during the term of this Agreement, to convert the principal and accrued but unpaid interest into shares of the COMPANY’s Common Stock, such Common Stock to be issued with a Rule 144 Restrictive Sale Legend. The principal sum ($150,000.00) of this Capital Note and the accrued but unpaid interest thereon shall be convertible into Restricted Common Stock at a price of seven cents ($0.07) per share. In addition, for each share of Restricted Common Stock issued, the Holder share receive 1.0 warrants to purchase one additional share of QI Systems, Inc. Commons Stock at an exercise price of twenty cents ($0.20) per share. The warrants will expire two (2) years from the date the Capital Note is converted.

Upon conversion of this Capital Note into Restricted Common Stock of the COMPANY, this Capital Note shall be deemed retired and not to be outstanding, and the Holder of this Capital Note shall not be entitled to any other benefit except to receive the Restricted Common Stock entitled to above as a result of the conversion.

This Capital Note is subject to call and redemption at any time prior to its regular maturity upon payment of the principal amount of this Capital Note, without a redemption premium or prepayment penalty.

Subject to the transfer restrictions of federal and state securities laws, this Capital Note is transferable on the books of the COMPANY, to be kept at the office of the COMPANY, by the registered owner hereof in person, or by an attorney duly authorized in writing, upon surrender and cancellation of this Capital Note. Upon any such transfer, a new registered Capital Note or Capital Notes of the same issue and for the same aggregate original face amount shall be issued to the transferee in exchange therefor; provided, nevertheless, that the actual liability of the COMPANY shall be limited to the actual unpaid principal amount outstanding as of the date of transfer, together with any accrued but unpaid interest thereon.

The COMPANY may deem or treat the person in whose name this Capital Note shall at the time be registered as the absolute owner hereof for the purposes of transfer and receiving payment of principal and/or interest as well as for all other purposes whatsoever and the COMPANY shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, the COMPANY has caused this Capital Note to be executed by the signatures of its duly authorized officer(s).

Holder	QI Systems, Inc.

Signed: /s/ Scott A. Sabins	Signed: /s/ Robert I McLean Jr.

Printed Name: Scott Sabins	Printed: Robert I. McLean Jr., CFO & COO

Date: 9-6-06	Date: 9-22-06

Signed: Kymberly Sabins

Printed Name: Kymberly Sabins

Date: 9-6-06

TRANSFER RESTRICTION NOTICE
This Capital Note has not been registered under the Securities Act of 1933. Accordingly, this Capital Note may not be transferred unless subsequently registered or unless, in the opinion of counsel satisfactory to the Company, such registration is not required.